Calculation of Filing Fee Table

S-4

(Form Type)

Byline Bancorp, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(3)
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.01 per share	457(f)(2)	1,616,900(1)	N/A	$32,190,813.12(2)	0.00015310	$4,928.41
Fees Previously Paid	—	—	—	—	—	—	—	—
Carry Forward Securities
Carry Forward Securities	—	—	—	—	—	—	—	—
	Total Offering Amounts					$32,190,813.12		$4,928.41
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$4,928.41

(1)
Represents the estimated maximum number of shares of Byline Bancorp, Inc. (“Byline”) common stock to be issued upon completion of Byline’s acquisition of First Security Bancorp, Inc. (“First Security”) as described in the proxy statement/prospectus contained herein.
(2)
The maximum aggregate offering price is estimated solely for the purpose of calculating the registration fee and has been calculated in accordance with Rule 457(f)(2) of the Securities Act of 1933 (as amended, the “Securities Act”) as follows: the product of (A) $47.76, the book value per share of First Security common stock as of October 31, 2024 and (B) 674,012, the estimated maximum number of shares of First Security common stock to be exchanged in the merger.
(3)
Calculated by multiplying the proposed maximum aggregate offering price of securities to be registered by Byline Bancorp, Inc. as calculated pursuant to Rule 457(f)(2) by 0.00015310.